EXHIBIT 99.1

Polymer Solutions Announces Financial Results for the Fiscal Year Ended March 31, 2003

CHICO, CA, June 11, 2003... Polymer Solutions, Inc., (OTC BB: PYSU; TSX Venture: PYM), a leading producer of environmentally-friendly paints, coatings and adhesives, today announced results for its 2003 fiscal year.

The Company’s sales rose by 2% to $14,899,000 versus $14,604,000 for the previous fiscal year despite ongoing economic challenges in the coatings industry and the U.S. economy in general.

Gross profits for the year grew slightly to $4,108,000 against $4,098,000 for the previous 12 months. Net income was $923,000, or $0.10 per share, compared to $574,000, or $0.06 per share last year, due primarily to an income tax benefit recorded in fiscal 2003.

PSI’s cash position improved to $1,165,000 from $1,037,000 in fiscal year 2002. The Company has a positive working capital of $3,266,000.

The Company recognized a current year income tax benefit of $408,000 as opposed to previous year’s income tax expense of $202,000. The tax benefit during fiscal 2003 is primarily a result of the reduction of the valuation allowance against deferred tax assets based on an assessment of the Company’s ability to utilize deferred tax benefits in the future.

“While the economic and geopolitical environment remained uncertain, we achieved modest revenue growth for the fiscal year,” stated E. Laughlin Flanagan, President and CEO of Polymer Solutions, Inc. “Prudent financial management has also allowed us to remain profitable for the fourth consecutive year. The Company’s balance sheet remains relatively strong and our debt load is at a historically low level, which positions us to both weather the current adverse market conditions and to take advantage of an economic upturn or revenue opportunities as they arise.”

FINANCIAL HIGHLIGHTS
(U.S. Dollars)

	Year Ended March 31

	2003	2002	2001

Sales revenue	$14,899,000	$14,604,000	$15,389,000
Gross Profit	4,108,000	4,098,000	4,735,000
Pre-tax income	515,000	776,000	1,020,000
Income tax benefit (expense)	408,000	(202,000)	720,000
Net income	923,000	574,000	1,740,000
Earnings per share	0.10	0.06	0.19
Weighted avg. basic shares	9,110,410	9,344,023	9,177,362

Polymer Solutions, Inc. (PSI) addresses a $17 billion market by producing environmentally friendly water-based and low VOC (volatile organic compounds) solvent-based paints, wood coatings, stains, sealers, primers and top coats for wood furniture manufacturers and wood products companies. PSI, with polymer science at its core, has developed proprietary, low VOC products compatible with the indoor and outdoor environment for industrial and retail markets. PSI also produces and markets water-based and low solvent-based industrial adhesives and a line of glass, metal and concrete coatings.

Contact:
Charles (Chuck) Tait
Polymer Solutions, Inc.
(604) 514-6559 or (800) 377-8323
info@polysolutions.com

Statements in this news release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risk factors include general economic and industry conditions, effects of leverage, environmental matters, technological developments, product pricing, raw material cost changes, and international operations, among others, which are set forth in the Company’s SEC filings. No Stock Exchange on which the Company’s securities are listed has reviewed or approved this news release.